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Exhibit 99.1

IRVINE, Calif.--(BUSINESS WIRE)--April 6, 2004--Consumer Portfolio Services, Inc. (Nasdaq: CPSS) today announced it acquired on Friday, April 2, 2004 automotive receivables and other assets of SeaWest Financial Corporation. The aggregate purchase price was approximately $63.2 million, which was funded with the proceeds of an acquisition financing facility and cash on the Company's balance sheet.

In three asset purchase transactions, the Company acquired portfolios of automobile receivables and certain fixed assets of SeaWest Financial. In addition, the Company has been appointed the successor servicer on three separate term securitization transactions originally sponsored by SeaWest Financial. As a result of the transactions, the Company's total managed portfolio will increase by approximately $175 million to approximately $910 million.

"We are pleased with this transaction as it will be immediately accretive to earnings," said Charles E. Bradley, President and Chief Executive Officer. "This is our third acquisition in the last three years and should allow us to build on the successes of the two previous transactions. It will also allow us to further leverage our operating infrastructure. We will continue to explore additional acquisition opportunities when they are economically attractive to us." Separately, the Company announced that it has renewed its $125 million revolving warehouse credit facility for a 364-day term. The renewed facility now extends through April 1, 2005.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is a consumer finance company that specializes in purchasing, selling and servicing retail automobile installment sale contracts originated by automobile dealers located throughout the United States. The Company is currently active in 38 states. Through its purchase of contracts, the Company provides indirect financing to car dealer customers with limited credit histories, low incomes or past credit problems, who generally would not be expected to qualify for financing provided by banks or by automobile manufacturers' captive finance companies.

Forward-looking statements in this news release include the statements that the transaction will cause the Company's earnings to increase immediately and that it will enable the Company to leverage its operating infrastructure. The expected increase in earnings is dependent on the performance of the acquired portfolios of receivables, on the performance of the receivables that the Company has been appointed to service (due to an incentive servicing fee) and on the ability of the Company successfully to integrate servicing of the acquired portfolios into its existing servicing operations. The performance of such receivables may be adversely affected by various factors, which include the following factors relating to integration of servicing (all of which also bear on whether the Company will successfully leverage its operating infrastructure): possible data incompatibilities, possible obligor resistance to changes in payment arrangements, and possible defects in the documents evidencing the acquired receivables. Performance of such receivables may also be adversely affected by any or all of the following factors related to performance of receivables generally: possible increased delinquencies, repossessions and losses on retail installment contracts; possible unavailability of qualified personnel, which could adversely affect the company's ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings or changes in bankruptcy law, which could adversely affect the company's rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the company's realization upon repossessed vehicles; and economic conditions in geographic areas in which the company's business is concentrated.

    CONTACT: Investors:
             Consumer Portfolio Services
             Charles E. Bradley, 949-753-6800
                          or
             Sloane & Company
             Monica Huang, 212-446-1874
                          or
             Media:
             Sloane & Company
             Whit Clay, 212-446-1864

    SOURCE: Consumer Portfolio Services, Inc.